Alex Shvartsburg Chief Financial Officer, LivaNova December 2022 Dear Alex, The Board of Directors of LivaNova (the “Board”) and I are pleased to inform you that effective January 1, 2023, your gross annual base salary will be increased to £430,000. This increase includes both a market calibration adjustment and an accelerated 2023 merit increase, which on this occasion, has been brought forward to January from April 2023. This reflects my and the Board’s satisfaction with you in your role as CFO for the Company as well as your service as a business partner to me and the Executive Team. Thank you. Best regards, Damien McDonald Chief Executive Officer